UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 9, 2013

Comjoyful International Company

(Exact name of registrant as specified in charter)

Nevada	000-08299	84-0691531
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

J4-2-12, Diplomatic Residence Compound,

No.1 Xiushui Street, Jianguomen Wai,

Chaoyang District, Beijing 100600, China

(Address of principal executive offices)

0086 10 858 92903

(Issuer's Telephone Number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2013, Comjoyful International Company (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Mr. Gene Michael Bennett to serve as Chief Financial Officer of the Company.  The appointment of Mr. Bennett was approved by the Company’s Board of Directors on the same date.

The term of the Employment Agreement is for six months beginning on August 1, 2013. Pursuant to the Employment Agreement, Mr. Bennett will receive a monthly salary of RMB30,000 (approximately US$5,000).  The Employment Agreement may be terminated by the Company for cause upon thirty days prior written notice or one month’s salary to Mr. Bennett. Mr. Bennett may terminate the Employment Agreement with the Company upon thirty days prior written notice. Additionally, the Employment Agreement may be terminated upon mutual agreement between the parties. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 to this current report and is incorporated herein by reference.

Mr. Bennett, age 64, is the CEO and Managing Partner of American General Business Association, a non-governmental organization that assists Chinese companies in developing business overseas. Mr. Bennett currently serves as Chairman of the Audit Committees of China Pharma Holdings, Inc. (AMEX: CPHI). Mr. Bennett holds a Master of Business Administration in finance and a Bachelors in accounting from Michigan State University.

Mr. Bennett has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Bennett had, or will have, a direct or indirect material interest.

On August 9, 2013, Mr. Yazhong Liao was removed from his position as Chief Financial Officer of the Company. Mr. Liao continues to serve as President, Chief Executive Officer and the sole director of the Board of Directors of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

No.	Description
10.1	Employment Contract and between the Company and Gene Michael Bennett, dated August 9, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Comjoyful International Company

By:	/s/ Yazhong Liao
Name:	Yazhong Liao
Title:	President and Chief Executive Officer

Dated: August 15, 2013

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Exhibit Index

Exhibit No.	Description
10.1	Employment Contract and between the Company and Gene Michael Bennett, dated August 9, 2013.

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